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Selective Insurance
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release on Jan. 18, 2005 at 4:15 p.m. (EST)

Media Contact: Sharon Cooper

973-948-1324, sharon.cooper@selective.com

Investor Contact: Dale Thatcher

973-948-1774, dale.thatcher@selective.com

Selective Insurance Group Names

Ronald L. O'Kelley Director

Branchville, NJ - Jan. 18, 2005 - Selective Insurance Group, Inc. (Nasdaq: SIGI), announced today that Ronald L. O'Kelley has been appointed to its Board of Directors, effective immediately. He will stand for election by shareholders at Selective's Annual Meeting in April 2005. With the appointment, Selective now has a twelve-member board. Mr. O'Kelley is the company's tenth independent director.

"Ronald O'Kelley is an executive of great integrity, who brings an exceptional level of experience and financial acumen to the organization," said William M. Kearns, Jr., Selective's Lead Director and Chairman of the Corporate Governance Committee, which oversees nomination of directors. "We are pleased to have him join us and look forward to his contributions as a Director."

It is anticipated that Mr. O'Kelley will be appointed to the Board's Corporate Governance and Finance Committees.

Mr. O'Kelley is chairman and CEO of Atlantic Coast Venture Investments, Inc., a private investment company. He is a certified public accountant and has held numerous executive financial positions, including: executive vice president, chief financial officer and treasurer of State Street Corporation; vice president and chief financial officer of Douglas Aircraft Company, a subsidiary of McDonnell-Douglas Corporation; senior vice president and chief financial officer of Rolls Royce, Inc., and executive vice president of Citicorp Acceptance Company, a subsidiary of Citicorp. Mr. O'Kelley earned his undergraduate degree in mathematics at Duke University, and his MBA at Carnegie-Mellon.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, is a holding company for six property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks. The insurance companies are rated "A+" (Superior) by A.M. Best. Through other subsidiaries, the company offers medical claim management services; human resources administration services; risk management products and services; and flood insurance policy, administration and claim services. Selective maintains a website at www.selective.com

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